                                 Exhibit 1(A)(5)

    Massachusetts Mutual Life Insurance Company
    Springfield, MA 01111-0001

           Flexible Premium Variable Adjustable Life Insurance Policy

--------------------------------------------------------------------------------

                        POLICY NUMBER         [0 000 000]

                              INSURED         [JOHN A DOE]

                 SELECTED FACE AMOUNT         [$100,000]

--------------------------------------------------------------------------------
Dear Policy Owner:

READ YOUR POLICY CAREFULLY. It has been written in readable language to help you understand its terms. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this policy. As you read through this policy, remember the words "you" and "your" refer to the Owner and "we", "Us" and "our" refer to Massachusetts Mutual Life Insurance Company.

We will, subject to the terms of this policy, pay the death benefit to the Beneficiary when due proof of the Insured's death is received at our Home Office. The terms of this policy are contained on this and the following pages, together with attached application(s).

For service or information on this policy, contact the agent who sold this policy, any of our agency offices or our Home Office.

YOU HAVE A RIGHT TO RETURN THIS POLICY. If you decide not to keep this policy, return it within 10 days after you receive it. The policy may be returned by delivering or mailing it to our Home Office, to any of our agency offices, or to the agent who sold this policy. Then, this policy will be as though it had never been issued. We will promptly refund: (a) any premium paid for this policy; plus
(b) interest credited to this policy under the Guaranteed Principal Account; plus or minus (c) an amount that reflects the investment experience of the investment divisions of the Separate Account under this policy to the date this policy is received by Us; minus (d) any amounts borrowed or withdrawn.

          Signed for Massachusetts Mutual Life Insurance Company.

          Sincerely yours,


          President                  Secretary

This Policy provides that:           Insurance is payable when the Insured dies.
                                     Within specified limits, flexible premiums may be paid during the Insured's lifetime.
                                     Annual dividends may be paid.

The amount of death benefit and the duration of insurance coverage may be fixed or variable as described in Parts 3 and 5. The variable account value of this policy may increase or decrease in accordance with the experience of the Separate Account. There are no minimum guarantees as to the variable account value.

The account value of the Guaranteed Principal Account of this policy earns interest at a rate not less than the minimum described in the Interest On Account Value Of The Guaranteed Principal Account provision.

Policy Summary

This Summary briefly describes some of the major policy provisions. Since it does not go into detail, the actual provisions will control. See those provisions for full information and any limits that may apply. The "Where To Find It" on the inside of the back cover shows where these provisions may be found.

This is a variable adjustable life insurance policy. We will pay a death benefit if the Insured dies while this policy is in force. "In force" means that the insurance has not terminated. "Variable" means that all values which depend on the investment performance of the Separate Account Division shown on the Schedule Page are not guaranteed as to dollar amount.

Premiums for this policy are flexible. After the First Premium has been paid, there is no requirement that any specific amount of premium be paid on any date. Instead, within the limits stated in this policy, any amount may be paid on any date before the death of the Insured.

Premiums are applied to increase the value of this policy. Monthly charges are deducted from the value of this policy each month. If there is not enough value to pay the monthly charges for a month, this policy will terminate at the end of 61 days. There is, however, a right to reinstate this policy.

There are other rights available to you while the Insured is living. These include:

  . The right to assign this policy.
  . The right to change the Owner or Beneficiary.
  . The right to surrender this policy.
  . The right to make withdrawals.
  . The right to make loans.
  . The right to increase the Selected Face Amount.
  . The right to allocate Net Premiums among the Guaranteed Principal Account and the divisions of the Separate Account.
  . The right to transfer values among the Guaranteed Principal Account and the divisions of the Separate Account.
  . The right to change the Death Benefit Option.

The policy also includes a number of Payment Options. These provide alternate ways to pay the death benefit or the amount payable upon surrender of this policy.

                               [THE SCHEDULE PAGE

THIS PAGE SHOWS SPECIFIC INFORMATION ABOUT THIS POLICY AND IS REFERRED TO THROUGHOUT THE POLICY

                   POLICY NUMBER          [0 000 000]

                         INSURED          [JOHN A DOE]

            SELECTED FACE AMOUNT          [$100,000]


ISSUE DATE                                [DEC 01 1998]
POLICY DATE                               [DEC 01 1998]
PAID-UP POLICY DATE                       [DEC 01 2063]
INSURED'S AGE ON POLICY DATE              [35 MALE]
--------------------------------------------------------------------------------

BASIC POLICY INFORMATION
------------------------

                                 SELECTED             MINIMUM                  DEATH
PLAN                            FACE AMOUNT         FACE AMOUNT           BENEFIT OPTION
----                            -----------         -----------           --------------
FLEXIBLE PREMIUM                                  SEE MINIMUM FACE              [1]
VARIABLE ADJUSTABLE LIFE         [$100,000]       AMOUNT PROVISION
INSURANCE POLICY

--------------------------------------------------------------------------------
PREMIUM INFORMATION    [AS OF DEC 01 1998]

FIRST PREMIUM                   [$1,000.00]
PLANNED ANNUAL PREMIUM          [$1,000.00]
ANNUAL CUTOFF POLICY PREMIUM    [$3680.00]
MONTHLY SAFETY TEST PREMIUM     [$110.54]
SAFETY TEST PERIOD EXPIRATION DATE [DEC 01 2033]

[FOR THE FIRST SEVEN POLICY YEARS THE SALES LOAD COMPONENT OF THE PREMIUM LOAD IS 10% OF THE PREMIUM UP TO THE ANNUAL CUTOFF POLICY PREMIUM. THIS LOAD DECREASES AFTER THE SEVENTH POLICY YEAR TO 2.5%. FOR POLICY PREMIUMS IN EXCESS OF THE ANNUAL CUTOFF POLICY PREMIUM, THE SALES LOAD WILL BE 1% FOR ALL POLICY YEARS.

THEREFORE, NET PREMIUM WILL BE:

[90.0%] OF PREMIUM PAID MINUS THE SUM OF (1) A PERCENTAGE EQUAL TO THE APPLICABLE STATE PREMIUM TAX RATE, AND (2) A PERCENTAGE REPRESENTING THE AMORTIZED FEDERAL DEFERRED ACQUISITION COST TAX OF PREMIUMS UP TO THE ANNUAL CUTOFF POLICY PREMIUM PAID IN EACH SUCH POLICY YEAR, AND

                                       1
                                   CONTINUED

[99.0%] OF PREMIUM PAID MINUS THE SUM OF (1) A PERCENTAGE EQUAL TO THE APPLICABLE STATE PREMIUM TAX RATE, AND (2) A PERCENTAGE REPRESENTING THE AMORTIZED FEDERAL DEFERRED ACQUISITION COST TAX OF PREMIUMS OVER THE ANNUAL CUTOFF POLICY PREMIUMS PAID IN EACH SUCH POLICY YEAR.

FOR THE EIGHTH POLICY YEAR AND THEREAFTER, NET PREMIUM WILL BE [97.5%] OF THE PREMIUM PAID MINUS THE SUM OF (1) A PERCENTAGE EQUAL TO THE APPLICABLE STATE PREMIUM TAX RATE, AND (2) A PERCENTAGE REPRESENTING THE AMORTIZED FEDERAL DEFERRED ACQUISITION COST TAX OF PREMIUMS UP TO THE ANNUAL CUTOFF POLICY PREMIUMS PAID IN THAT POLICY YEAR, AND

[99.0%] OF THE PREMIUM PAID MINUS THE SUM OF (1) A PERCENTAGE EQUAL TO THE APPLICABLE STATE PREMIUM TAX RATE, AND (2) A PERCENTAGE REPRESENTING THE AMORTIZED FEDERAL DEFERRED ACQUISITION COST TAX OF PREMIUMS OVER THE ANNUAL CUTOFF POLICY PREMIUMS PAID IN THAT POLICY YEAR, AND

SALES LOAD REFUND UPON FULL SURRENDER
-------------------------------------

         POLICY YEAR 1: [65%] of the FIRST POLICY YEAR SALES LOAD COLLECTED POLICY YEAR 2: [30%] of the FIRST POLICY YEAR SALES LOAD COLLECTED POLICY YEAR 3 AND THEREAFTER: [0%]

[LIMIT ON TOTAL PREMIUM PAYMENT:
-------------------------------

AS OF ANY DATE, THE MAXIMUM LIMIT ON THE SUM OF PREMIUMS PAID UNDER THIS POLICY IS THE GREATER OF ITEMS A AND B BELOW. THIS LIMIT MAY BE REVISED IF THE POLICY IS CHANGED. THESE CHANGES INCLUDE, BUT ARE NOT LIMITED TO, WITHDRAWALS, CHANGING THE SELECTED FACE AMOUNT OR DEATH BENEFIT OPTION, AND ADDING OR DELETING RIDERS. IF THE LIMIT IS REVISED, NEW POLICY SPECIFICATIONS WILL BE SENT.

     A.   $ 14,632.72
     B. $1,326.48 MULTIPLIED BY THE RESULT OF ONE (1) PLUS THE NUMBER OF FULL POLICY YEARS ELAPSED.

WE HAVE THE RIGHT TO PROMPTLY REFUND ANY AMOUNT OF PREMIUM PAID IN A POLICY YEAR THAT EXCEEDS THE LIMIT ON TOTAL PREMIUM PAYMENT.]

                                       1
                                   CONTINUED

NET PREMIUM ALLOCATION LIMITATIONS
----------------------------------

[NET PREMIUM ALLOCATIONS ARE ONLY ALLOWED AMONG EIGHT DIVISIONS OF THE SEPARATE ACCOUNT AND THE GUARANTEED PRINCIPAL ACCOUNT AT ANY ONE TIME. TO ALLOCATE NET PREMIUM TO ONE OR MORE OF THE OTHER DIVISIONS, THERE MUST FIRST BE A TRANSFER OF 100% OF THE ACCOUNT VALUE FROM ONE OR MORE OF THE DIVISIONS TO WHICH ALLOCATIONS ARE CURRENTLY MADE.]

--------------------------------------------------------------------------------

LIMITATIONS ON TRANSFERS
------------------------

TRANSFERS MAY ONLY BE IN WHOLE NUMBER PERCENTAGES OR DOLLAR AMOUNTS.

THERE IS NO LIMIT ON THE NUMBER OF TRANSFERS ALLOWED AMONG THE DIVISIONS OF THE SEPARATE ACCOUNT BUT WE RESERVE THE RIGHT TO CHARGE A MAXIMUM FEE OF $10 PER TRANSFER IF THERE ARE MORE THAN SIX TRANSFERS IN A POLICY YEAR. ONLY ONE TRANSFER MAY BE MADE FROM THE GUARANTEED PRINCIPAL ACCOUNT IN ANY POLICY YEAR AND ANY TRANSFER FROM THE GUARANTEED PRINCIPAL ACCOUNT CANNOT BE MORE THAN 25% OF THE ACCOUNT VALUE OF THE GUARANTEED PRINCIPAL ACCOUNT OF THIS POLICY (EXCLUDING POLICY LOANS) ON THE DATE THE TRANSFER IS MADE. HOWEVER, IF IN EACH OF THE PREVIOUS THREE POLICY YEARS 25% OF THE ACCOUNT VALUE OF THE GUARANTEED PRINCIPAL ACCOUNT HAS BEEN TRANSFERRED AND THERE HAVE BEEN NO PREMIUM PAYMENTS OR TRANSFERS TO THE GUARANTEED PRINCIPAL ACCOUNT (EXCEPT AS THE RESULT OF A
LOAN), 100% OF THE ACCOUNT VALUE OF THE GUARANTEED PRINCIPAL ACCOUNT OF THIS POLICY (EXCLUDING POLICY LOANS) MAY BE TRANSFERRED TO THE SEPARATE ACCOUNT.

TRANSFERS OUT OF THE GUARANTEED PRINCIPAL ACCOUNT ARE ONLY ALLOWED DURING THE 31 DAY PERIOD FOLLOWING THE POLICY ANNIVERSARY DATE.

ALL VALUES MAY BE TRANSFERRED TO THE GUARANTEED PRINCIPAL ACCOUNT AT ANY TIME, REGARDLESS OF THE NUMBER OF TRANSFERS PREVIOUSLY MADE.

THESE LIMITATIONS DO NOT APPLY TO TRANSFERS RESULTING FROM A POLICY LOAN.

AT ANY ONE TIME, THE POLICY ACCOUNT VALUE MAY BE ALLOCATED TO NO MORE THAN EIGHT DIVISIONS OF THE SEPARATE ACCOUNT AND THE GUARANTEED PRINCIPAL ACCOUNT. TO TRANSFER ACCOUNT VALUE TO A NINTH DIVISION OF THE SEPARATE ACCOUNT, A TRANSFER OF 100% OF THE ACCOUNT VALUE FROM ONE OR MORE OF THE EIGHT DIVISION(S) TO WHICH ALLOCATIONS ARE CURRENTLY MADE WILL BE REQUIRED.

--------------------------------------------------------------------------------

                                       1
                                   CONTINUED

OTHER INFORMATION
-----------------

MONTHLY FACE AMOUNT CHARGE IS [$0.00] FOR TOTAL AMOUNT OF COVERAGE PROVIDED UNDER THIS POLICY, INCLUDING ANY RIDERS. SEE MONTHLY CHARGES IN PART 3.

AN ADMINISTRATIVE CHARGE IS DEDUCTED FROM THE ACCOUNT VALUE ON EACH MONTHLY CALCULATION DATE. IT WILL NOT BE MORE THAN [$9.00] PER MONTH.

THIS IS A [NON-TOBACCO] POLICY.

THIS POLICY WAS ISSUED ON A [GUARANTEED ISSUE] UNDERWRITING BASIS.

MINIMUM AMOUNT OF INCREASE ALLOWED ON THE POLICY'S SELECTED FACE AMOUNT IS [$10,000].

OWNER AND BENEFICIARY - SEE APPLICATION ATTACHED TO AND MADE A PART OF THIS POLICY.

--------------------------------------------------------------------------------

BASIS OF COMPUTATION - FOR MAXIMUM MONTHLY MORTALITY CHARGES, AND MINIMUM ANNUAL
--------------------
INTEREST RATE FOR THE GUARANTEED PRINCIPAL ACCOUNT.

MORTALITY TABLE - [125% TIMES THE COMMISSIONER'S 1980 STANDARD ORDINARY NON-SMOKER MORTALITY TABLE - MALE].

MINIMUM ANNUAL INTEREST RATE ON THE GUARANTEED PRINCIPAL ACCOUNT VALUE--3% PER YEAR.

NET INVESTMENT FACTOR ASSET CHARGE - NOT MORE THAN [.000027262] FOR EACH DAY OF VALUATION PERIOD. SEE NET INVESTMENT FACTOR IN PART 7.]

                                       1
                                   CONTINUED

[SEPARATE ACCOUNT INFORMATION
-----------------------------

        THE SEPARATE ACCOUNT REFERRED TO IN THIS POLICY IS MASSACHUSETTS MUTUAL VARIABLE LIFE SEPARATE ACCOUNT I.

THE DIVISIONS OF THE SEPARATE ACCOUNT AVAILABLE UNDER THIS POLICY ARE


        MML SMALL CAP VALUE EQUITY DIVISION
        MML EQUITY DIVISION
        MML EQUITY INDEX DIVISION
        MML BLEND DIVISION
        MML MANAGED BOND DIVISION
        OPPENHEIMER GLOBAL SECURITIES DIVISION
        OPPENHEIMER SMALL CAP GROWTH DIVISION
        OPPENHEIMER AGGRESSIVE GROWTH DIVISION
        OPPENHEIMER GROWTH DIVISION
        OPPENHEIMER GROWTH & INCOME DIVISION
        OPPENHEIMER MULTIPLE STRATEGIES DIVISION
        OPPENHEIMER HIGH INCOME DIVISION
        OPPENHEIMER STRATEGIC BOND DIVISION
        OPPENHEIMER BOND DIVISION
        OPPENHEIMER MONEY DIVISION
        PANORAMA INTERNATIONAL EQUITY DIVISION
        PANORAMA GROWTH DIVISION
        PANORAMA TOTAL RETURN DIVISION
        MFS NEW DISCOVERY DIVISION
        MFS EMERGING GROWTH DIVISION
        MFS RESEARCH DIVISION
        T. ROWE PRICE E.S. MID-CAP GROWTH DIVISION
        T. ROWE PRICE E.S. NEW AMERICA GROWTH DIVISION
        T. ROWE PRICE LIMITED-TERM BOND DIVISION
        GOLDMAN SACHS INTERNATIONAL EQUITY DIVISION
        GOLDMAN SACHS CAPITAL GROWTH DIVISION
        GOLDMAN SACHS MID CAP EQUITY DIVISION
        GOLDMAN SACHS CORE U.S. EQUITY DIVISION
        GOLDMAN SACHS GROWTH AND INCOME DIVISION
        FIDELITY VIP FUND II CONTRAFUND DIVISION]

                                       1
                                   CONTINUED

                               THE SCHEDULE PAGE

                        WAIVER OF MONTHLY CHARGES RIDER


                        INSURED:          [JOHN A DOE]

                            AGE:          [35]

                  POLICY NUMBER:          [0 000 000]

               RIDER ISSUE DATE:          [DEC 01 1998]

           RIDER EFFECTIVE DATE:          [DEC 01 1998]


THE WAIVER OF MONTHLY CHARGES RATES ARE FOR EACH $100 OF TOTAL MONTHLY CHARGES.


                                 WAIVER OF                                                       WAIVER OF
                               MONTHLY CHARGES                                                MONTHLY CHARGES
      ATTAINED AGE                  RATE                          ATTAINED AGE                     RATE
      ------------                  ----                          ------------                     ----
           35                       5.48387                            50                        11.63344
           36                       5.88290                            51                        11.80917
           37                       6.28194                            52                        11.98492
           38                       6.84105                            53                        11.79319
           39                       7.40017                            54                        11.60146

           40                       7.95928                            55                        11.40974
           41                       8.51840                            56                        11.21801
           42                       9.07751                            57                        11.02628
           43                       9.48325                            58                        10.28333
           44                       9.88899                            59                         9.54038

           45                      10.29473                            60                         8.79743
           46                      10.70047                            61                         8.05447
           47                      11.10621                            62                         7.31152
           48                      11.28195                            63                         7.31152
           49                      11.45769                            64                         7.31152

                                       1
                                   CONTINUED

                                THE SCHEDULE PAGE
                    SUPPLEMENTAL MONTHLY TERM INSURANCE RIDER

                        INSURED:          [JOHN A DOE]
                            AGE:          [35]
                  POLICY NUMBER:          [0 000 000]

             TERM RIDER SELECTED
                    FACE AMOUNT:          $[000000]
               RIDER ISSUE DATE:          [DEC 01 1998]
           RIDER EFFECTIVE DATE:          [DEC 01 1998]
          RIDER EXPIRATION DATE:          [DEC 01 2033]

MINIMUM AMOUNT OF INCREASE ALLOWED ON THE TERM RIDER SELECTED FACE AMOUNT IS [$10,000].

THESE MAXIMUM MONTHLY TERM RIDER CHARGES ARE FOR EACH $1,000 OF INSURANCE WHICH REQUIRES A CHARGE.


       POLICY                     MAXIMUM                           POLICY               MAXIMUM
        YEAR                      MONTHLY                            YEAR                MONTHLY
        ----                     TERM RIDER                          ----               TERM RIDER
      BEGINNING                  ----------                        BEGINNING            ----------
      ---------                    CHARGE                          ---------              CHARGE
                                   ------                                                 ------
      DEC 01 1998                  0.17624                        DEC 01 2018             0.81893
      DEC 01 1999                  0.18460                        DEC 01 2019             0.90425
      DEC 01 2000                  0.19608                        DEC 01 2020             0.99495
      DEC 01 2001                  0.20862                        DEC 01 2021             1.09314
      DEC 01 2002                  0.22324                        DEC 01 2022             1.20416

      DEC 01 2003                  0.23891                        DEC 01 2023             1.32806
      DEC 01 2004                  0.25772                        DEC 01 2024             1.46596
      DEC 01 2005                  0.27654                        DEC 01 2025             1.62325
      DEC 01 2006                  0.29850                        DEC 01 2026             1.80325
      DEC 01 2007                  0.32046                        DEC 01 2027             2.00719

      DEC 01 2008                  0.34461                        DEC 01 2028             2.23312
      DEC 01 2009                  0.37487                        DEC 01 2029             2.47692
      DEC 01 2010                  0.40523                        DEC 01 2030             2.74200
      DEC 01 2011                  0.43770                        DEC 01 2031             3.02749
      DEC 01 2012                  0.47438                        DEC 01 2032             3.34015

      DEC 01 2013                  0.51317
      DEC 01 2014                  0.55932
      DEC 01 2015                  0.61285
      DEC 01 2016                  0.67272
      DEC 01 2017                  0.74211

                                       1
                                   CONTINUED

                  TABLE OF MAXIMUM MONTHLY MORTALITY CHARGES

        THESE MAXIMUM MONTHLY MORTALITY CHARGES ARE FOR EACH $1,000 OF INSURANCE WHICH REQUIRES A CHARGE.


        POLICY                                                      POLICY                  MAXIMUM
         YEAR                       MAXIMUM                          YEAR                   MONTHLY
         ----                       MONTHLY                          ----                  MORTALITY
       BEGINNING                MORTALITY CHARGE                   BEGINNING                 CHARGE
       ---------                ----------------                   ---------                 ------

      DEC 01 1998                   0.17624                       DEC 01 2033               3.69450
      DEC 01 1999                   0.18460                       DEC 01 2034               4.16365
      DEC 01 2000                   0.19608                       DEC 01 2035               4.56601
      DEC 01 2001                   0.20862                       DEC 01 2036               5.10725
      DEC 01 2002                   0.22324                       DEC 01 2037               5.71958

      DEC 01 2003                   0.23891                       DEC 01 2038               6.38205
      DEC 01 2004                   0.25772                       DEC 01 2039               7.09361
      DEC 01 2005                   0.27654                       DEC 01 2040               7.84867
      DEC 01 2006                   0.29850                       DEC 01 2041               8.64026
      DEC 01 2007                   0.32046                       DEC 01 2042               9.48947

      DEC 01 2008                   0.34461                       DEC 01 2043              10.43146
      DEC 01 2009                   0.37487                       DEC 01 2044              11.49371
      DEC 01 2010                   0.40523                       DEC 01 2045              12.71170
      DEC 01 2011                   0.43770                       DEC 01 2046              14.10759
      DEC 01 2012                   0.47438                       DEC 01 2047              15.66266

      DEC 01 2013                   0.51317                       DEC 01 2048              17.34956
      DEC 01 2014                   0.55932                       DEC 01 2049              19.14157
      DEC 01 2015                   0.61285                       DEC 01 2050              21.02873
      DEC 01 2016                   0.67272                       DEC 01 2051               22.9775
      DEC 01 2017                   0.74211                       DEC 01 2052              25.01935

      DEC 01 2018                   0.81893                       DEC 01 2053              27.18899
      DEC 01 2019                   0.90425                       DEC 01 2054              29.53388
      DEC 01 2020                   0.99495                       DEC 01 2055              32.14810
      DEC 01 2021                   1.09314                       DEC 01 2056              35.17233
      DEC 01 2022                   1.20416                       DEC 01 2057              39.19368

      DEC 01 2023                   1.32806                       DEC 01 2058              45.31279
      DEC 01 2024                   1.46596                       DEC 01 2059              56.12244
      DEC 01 2025                   1.62325                       DEC 01 2060              79.40467
      DEC 01 2026                   1.80325                       DEC 01 2061              83.33333
      DEC 01 2027                   2.00719                       DEC 01 2062              83.33333

      DEC 01 2028                   2.23312                       DEC 01 2063                   -0-
      DEC 01 2029                   2.47692
      DEC 01 2030                   2.74200
      DEC 01 2031                   3.02749
      DEC 01 2032                   3.34015

                   TABLE OF MINIMUM FACE AMOUNT PERCENTAGES
                         CASH VALUE ACCUMULATION TEST

      THE MINIMUM FACE AMOUNT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT
       VALUE ON THAT DATE. THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.


     POLICY YEAR                  MINIMUM FACE                  POLICY YEAR                  MINIMUM FACE
      BEGINNING                AMOUNT PERCENTAGE                 BEGINNING                 AMOUNT PERCENTAGE
      ---------                -----------------                 ---------                 -----------------
     DEC 01 1998                      438%                      DEC 01 2033                       155%
     DEC 01 1999                      424                       DEC 01 2034                       152
     DEC 01 2000                      410                       DEC 01 2035                       148
     DEC 01 2001                      396                       DEC 01 2036                       145
     DEC 01 2002                      383                       DEC 01 2037                       143

     DEC 01 2003                      370                       DEC 01 2038                       140
     DEC 01 2004                      358                       DEC 01 2039                       138
     DEC 01 2005                      347                       DEC 01 2040                       135
     DEC 01 2006                      335                       DEC 01 2041                       133
     DEC 01 2007                      324                       DEC 01 2042                       131

     DEC 01 2008                      314                       DEC 01 2043                       129
     DEC 01 2009                      304                       DEC 01 2044                       127
     DEC 01 2010                      294                       DEC 01 2045                       126
     DEC 01 2011                      285                       DEC 01 2046                       124
     DEC 01 2012                      276                       DEC 01 2047                       123

     DEC 01 2013                      268                       DEC 01 2048                       121
     DEC 01 2014                      259                       DEC 01 2049                       120
     DEC 01 2015                      251                       DEC 01 2050                       119
     DEC 01 2016                      244                       DEC 01 2051                       118
     DEC 01 2017                      236                       DEC 01 2052                       117

     DEC 01 2018                      229                       DEC 01 2053                       116
     DEC 01 2019                      223                       DEC 01 2054                       115
     DEC 01 2020                      216                       DEC 01 2055                       114
     DEC 01 2021                      210                       DEC 01 2056                       112
     DEC 01 2022                      204                       DEC 01 2057                       111

     DEC 01 2023                      199                       DEC 01 2058                       110
     DEC 01 2024                      193                       DEC 01 2059                       109
     DEC 01 2025                      188                       DEC 01 2060                       107
     DEC 01 2026                      183                       DEC 01 2061                       106
     DEC 01 2027                      179                       DEC 01 2062                       104

     DEC 01 2028                      174                       DEC 01 2063                       100
     DEC 01 2029                      170
     DEC 01 2030                      166
     DEC 01 2031                      162
     DEC 01 2032                      158

                   TABLE OF MINIMUM FACE AMOUNT PERCENTAGES
                            GUIDELINE PREMIUM TEST

      THE MINIMUM FACE AMOUNT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT
       VALUE ON THAT DATE. THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.


     POLICY YEAR                  MINIMUM FACE                  POLICY YEAR                  MINIMUM FACE
      BEGINNING                AMOUNT PERCENTAGE                 BEGINNING                 AMOUNT PERCENTAGE
      ---------                -----------------                 ---------                 -----------------
     DEC 01 1998                      250%                      DEC 01 2033                       115%
     DEC 01 1999                      250                       DEC 01 2034                       113
     DEC 01 2000                      250                       DEC 01 2035                       111
     DEC 01 2001                      250                       DEC 01 2036                       109
     DEC 01 2002                      250                       DEC 01 2037                       107

     DEC 01 2003                      250                       DEC 01 2038                       105
     DEC 01 2004                      243                       DEC 01 2039                       105
     DEC 01 2005                      236                       DEC 01 2040                       105
     DEC 01 2006                      229                       DEC 01 2041                       105
     DEC 01 2007                      222                       DEC 01 2042                       105

     DEC 01 2008                      215                       DEC 01 2043                       105
     DEC 01 2009                      209                       DEC 01 2044                       105
     DEC 01 2010                      203                       DEC 01 2045                       105
     DEC 01 2011                      197                       DEC 01 2046                       105
     DEC 01 2012                      191                       DEC 01 2047                       105

     DEC 01 2013                      185                       DEC 01 2048                       105
     DEC 01 2014                      178                       DEC 01 2049                       105
     DEC 01 2015                      171                       DEC 01 2050                       105
     DEC 01 2016                      164                       DEC 01 2051                       105
     DEC 01 2017                      157                       DEC 01 2052                       105

     DEC 01 2018                      150                       DEC 01 2053                       105
     DEC 01 2019                      146                       DEC 01 2054                       104
     DEC 01 2020                      142                       DEC 01 2055                       103
     DEC 01 2021                      138                       DEC 01 2056                       102
     DEC 01 2022                      134                       DEC 01 2057                       101

     DEC 01 2023                      130                       DEC 01 2058                       100
     DEC 01 2024                      128                       DEC 01 2059                       100
     DEC 01 2025                      126                       DEC 01 2060                       100
     DEC 01 2026                      124                       DEC 01 2061                       100
     DEC 01 2027                      122                       DEC 01 2062                       100

     DEC 01 2028                      120                       DEC 01 2063                       100
     DEC 01 2029                      119
     DEC 01 2030                      118
     DEC 01 2031                      117
     DEC 01 2032                      116

                                  Part l. The Basics Of This Policy

                        In this Part we discuss some insurance concepts that are necessary to understand this policy.

The Parties Involved -  The Owner is the person who owns this policy, as shown
Owner, Insured,         on our records.
Irrevocable
Beneficiary             Insured is the person whose life this policy insures.
                        The Insured may be the Owner of this policy, or someone else may be the Owner.

                        Example:       Your employer buys a policy that insures
                                 your life and names you as Owner. In this case, you are both the Insured and Owner. If your employer names itself as Owner, then the Insured and Owner are different people.

                        A Beneficiary is any person named on our records to receive insurance proceeds after the Insured dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

                        Example:       Debbie is named as primary (first)
                                Beneficiary. Anne and Scott are named as Beneficiaries in the secondary class. If Debbie is alive when the Insured dies, she receives the death benefit. But if Debbie is dead and Anne and Scott are alive when the Insured dies, Anne and Scott receive the death benefit.

                        Any Beneficiary may be named an Irrevocable Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary. Also, this Beneficiary must consent to the exercise of certain other rights.

Dates - Policy Date,    The Policy Date is shown on the Schedule Page. It is the
Policy Anniversary      starting point for determining Policy Anniversary Dates
Date, Policy Year,      and Policy Years. The first Policy Anniversary Date is
Issue Date, Paid-up     one year after the Policy Date. The period from the
Policy Date, Monthly    Policy Date to the first Policy Anniversary Date, or
Calculation Date,       form one Policy anniversary Date to the next, is called
Valuation Date,         a Policy Year.
Valuation Period,
Valuation Time,         Example:       The Policy Date is June 10, 19X1. The
Register Date                   first Policy Anniversary Date is June 10, 19X2.
                                The period from June 10, 19X1 through June 9,
                                19X2 is a Policy Year.

                        The Issue Date is also shown on the Schedule Page. The Issue Date is the date from which this policy is in force if the First Premium has been paid. It is used to determine the start of the suicide exclusion and contestability periods. See this Part for a discussion of the suicide exclusion and contestability periods.

                        The Paid-up Policy Date is also shown on the Schedule Page. It is the Policy Anniversary Date nearest the Insured's 100th birthday. On this Date, the Selected Face Amount changes to equal the account value multiplied by a factor. This factor is guaranteed to be not less than one. On this Date and thereafter, the Death Benefit Option will be Death Benefit Option #1. As of this date and thereafter, monthly charges will continue to be deducted from the account value of this Policy but mortality charges will equal $0. Premium payments will no longer be accepted. The payment of Planned Annual Premiums does not guarantee that this policy will continue in force to the Paid-up Policy Date.

                        The Monthly Calculation Date is the monthly date on which monthly charges for this policy are due. The first Monthly Calculation Date is the Policy Date. Subsequent Monthly Calculation Dates are the same day of each month thereafter.

                        A Valuation Date is any date on which the New York Stock Exchange (or its successor) is open for trading. A Valuation Period is the period of time from the end of one Valuation Date to the end of the next Valuation Date. A Valuation Time is the time the New York Stock Exchange (or its successor) closes on a Valuation Date. All actions will be performed as of the Valuation Time.

                        The Register Date is the date on which the first Net Premium payment for this policy is allocated to the Separate Account or the Guaranteed Principal Account. It is the Valuation Date which is on, or next follows, the later of:

                            .   The date on which we receive a completed Part 1
                               of the application for this policy together with all other required information at our Home Office in a form satisfactory to Us; and

                            .   The date on which we receive the First Premium
                               for this policy at our Home Office.

Safety Test Period

                        The Safety Test Period is a period of time where we guarantee that this Policy will stay in force subject to the conditions described in Part 3 of this policy. The Safety Test Period expiration date is shown on the Schedule Page of this policy. This date is the later of the Policy Anniversary Date nearest insured's 70th birthday, or the tenth Policy Anniversary Date.

Monthly Safety Test
Premium The Monthly Safety Test Premium is a premium measurement used in the Safety Test. The Safety Test is described in
                        Part 3 of this policy. The Monthly Safety Test Premium is shown on the Schedule Page of this policy.

Policy Is A Legal       This policy is a legal contract between the Owner
Contract                and Us. The entire contract consists of the application
                        and the policy, which includes any applicable riders attached to the policy. We have issued this policy in return for the application and the payment of the First
                        Premium. Any changes or waiver of its terms must be in writing and signed by our Secretary or an Assistant
                        Secretary to be effective.

Representations And     We rely on all statements made by or for the Insured in
Contestability          the application(s). Those statements are considered to
                        be representations and not warranties. We reserve the right to bring legal action to contest the validity of this policy, or any increase in the Selected Face Amount applied for after the Issue Date, for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been made in the application, or in a supplemental application to increase the Selected Face Amount, and a copy of the application must have been attached to this policy when issued, or made a part of this policy when the increase in the Selected Face Amount became effective.

                        Except for any increase in the Selected Face Amount applied for after the Issue Date, we can not contest the validity of this policy after it has been in force during the lifetime of the Insured for a period of two years from its Issue Date. We can not contest the validity of any increase in the Selected Face Amount applied for after the Issue Date once it has been in effect during the lifetime of the Insured for a period of two years. We can not contest the validity of any reinstatement of this policy once it has been in force during the lifetime of the Insured for a period of two years after the date of reinstatement

Suicide Exclusion       If the Insured commits suicide, while sane or insane,
                        within 2 years after the Issue Date of this policy and while this policy is in force, this policy will terminate. In this case, we will pay a limited death benefit equal to the amount of premiums paid for this policy, less any policy debt and amounts withdrawn.

                        If the Insured commits suicide, while sane or insane, within 2 years after this policy is reinstated and while this policy is in force, this policy will terminate. In this case, we will pay a limited death benefit equal to the amount of premiums paid to reinstate this policy and any premiums paid thereafter, less any policy debt and amounts withdrawn.

                        If the Insured commits suicide, while sane or insane, within 2 years after the effective date of any increase in the Selected Face Amount, the increase will terminate. In this case, we will pay a limited death benefit equal to the monthly charges made for that increase. However, if a limited benefit as described in either of the two preceding paragraphs is payable, there will be no death benefit for the increase.

                        Any limited death benefit will be paid in one sum to the Beneficiary.

Misstatement Of Age     If the Insured's date of birth or gender as given in the
Or Gender               application is not correct, an adjustment will be made.
                        If the adjustment is made after the Insured dies, the death benefit will reflect the amount provided by the most recent mortality charge according to the correct age and gender. If the adjustment is made before the Insured dies, then future monthly deductions will be based on the correct age and gender.

        Meaning Of In   "In force" means that the insurance provided by this
         Force          policy has not terminated. This policy will be in force
                        from its Issue Date or, if later, the date the First
                        Premium is paid.

                        This policy will continue in force until the death of the Insured if:

                             .   The account value less any policy debt is
                                 sufficient to cover the monthly charges due on
                                 each Monthly Calculation Date, or this policy
                                 meets the Safety Test; and
                             .   Policy debt does not exceed the account value;
                                 and
                             .   This policy is not surrendered.


                        The factors which can affect this policy's account value include:

                             .   The amount and timing of premium payments.
                             .   Any withdrawals or transfers of values.
                             .   Any changes in any riders.
                             .   Any changes in the Selected Face Amount.
                             .   Any outstanding policy debt.
                             .   Any changes in the Death Benefit Option.
                             .   The monthly charges deducted from the
                                  account value.
                             .   The interest earned on the account value
                                  of the Guaranteed Principal Account.
                             .   The net investment experience of the
                                  Separate Account for this policy.
                             .   Any dividends allocated to this policy.

                        Each of these factors is discussed in detail elsewhere in this policy.

Home Office             Our Home Office is shown on the front cover of this
                        policy.

                                          Part 2. Premium Payments

                                Premiums are the payments that may be paid to Us to increase the account value of this policy.


The First Premium, Minimum      The First Premium for this policy is shown on
Net First Premium               the Schedule Page. This premium is due on the
                                Policy Date. The Minimum Net First Premium equals twelve times the sum of the first monthly charges. This policy will not be in force until an amount equal to or in excess of the Minimum
                                Net First Premium has been paid.

Planned Annual                  Premiums The Planned Annual Premium for
                                this policy is shown on the Schedule Page. The payment of Planned Annual Premiums does not guarantee that this policy will continue in force.

Premium Flexibility             After the First Premium has been paid, there is
And Premium Notices             no requirement that any amount of premium be
                                paid on any date. Subject to the Limit on Total
                                Premium Payment shown on the Schedule Page and while this policy is in force, and subject to the Right To Refund Premiums provision, any amount of premium may be paid at any time while the Insured is living. However, each premium paid must be at least $100 or, if greater, the amount needed to prevent termination, as discussed in the Grace Period And Termination provision in Part 3.

                                We will send premium notices for the Planned
                                Annual Premium. We will stop sending these notices if no premium has been paid for 36 consecutive months. However, if a premium is paid after that time, we will send notices for the Planned Annual Premium again.

                                We will also send notice of any premium needed to prevent termination of this policy. Premium notices will be sent only while this policy is in force.

Where To Pay Premiums           All premiums are payable to Us at our Home
                                Office or at the place shown for payment on the premium notice. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

Right To Refund Premiums        We have the right to promptly refund any amount
                                of premium paid if application of that premium to the account value would increase the amount of insurance which requires a charge.

                                This policy provides that certain values
                                (referred to as the variable account values) are based on the investment performance of the Separate Account and are not guaranteed as to a dollar amount.

                                This policy also provides that other values
                                (referred to as the account value of the Guaranteed Principal Account) are based on the interest credited to the Guaranteed Principal Account. The account value of this policy is the variable account value plus the account value of the Guaranteed Principal Account. This Part gives information about the Separate Account, the Guaranteed Principal Account, and the value and charges connected with them.

                                    Part 3. Accounts, Values, And Charges

Net Premium,                    A Net Premium is a premium We receive for this
Premium Load                    policy less the Premium Load charges we deduct
                                at that time. The Premium Load is the sum of three components: (1) a Sales Load; (2) the state premium tax load, and (3) the federal
                                Deferred Acquisition Cost Tax load. Net Premium, expressed as a percentage of a premium we receive, is shown on the Schedule Page.

Allocation Of Net Premiums      The allocation of each Net Premium we receive
                                will be in whole percentages and will be subject to any Net Premium allocation limitations stated on the Schedule Page.

                                Each Net Premium we receive before the Right To Return period expires, or, if later, the date we receive written notice that the Owner received this policy, will be allocated to the [Oppenheimer Money Division of the Separate Account.] The Right To Return period is explained on the front cover of this policy.

                                Upon the later of the date we receive written notice that the Owner has received this policy and the expiration of the Right To Return period, we will allocate this policy's Account Value among the Guaranteed Principal Account and the divisions of the Separate Account. This allocation will be in accordance with the Net Premium allocation in effect and subject to the allocation limitations stated on the Schedule Page.

                                Each Net Premium we receive after the Right To Return period expires, or, if later, the date we receive written notice that the Owner received this policy, will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account. This allocation will be in accordance with the Net Premium allocation in effect and subject to the allocation limitations stated on the Schedule Page.

                                The Net Premium allocation initially specified at the time of application will remain in effect until changed by any later written election satisfactory to Us and received at our Home Office. Any change in the allocation initially specified at the time of application will be subject to the allocation limitations stated on the Schedule Page.


                                We will allocate the first Net Premium payment as of the Register Date.

                                The amount of each Net Premium We receive for this policy for allocation to each division of the Separate Account will be applied to purchase accumulation units for this policy in that division.

The Separate Account            The Separate Account shown on the Schedule Page
                                is a separate investment account.

                                The Separate Account has several divisions available to the Owner. Each division invests in shares of an investment fund. The divisions and investment funds available to the Owner are shown on the Schedule Page.

                                The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the Separate Account shown on the Schedule Page.

                                We own the assets of the Separate Account. Those assets will only be used to support variable life insurance policies. A portion of the assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer assets which exceed the reserves and other liabilities of the Separate Account to our general account. Income, gains, and losses, whether or not realized, from each division of the Separate Account are credited to or charged against that division without regard to any of our other income, gains, or losses.

Changes In The Separate         We have the right to establish additional
Account                         divisions of the Separate Account, and to
                                establish other investment options from time to time. Amounts credited to any additional divisions established would be invested in shares of other Funds. For any division, we have the right to substitute new Funds, merge existing Funds, or close any divisions to new investments.

                                We also reserve the following rights to:

                                  .     Create new segments of the Separate
                                         Account;
                                  .     Combine any two or more Separate
                                         Accounts;
                                  .     Substitute or merge two or more
                                         Divisions or Separate Accounts;
                                  .     De-register the Separate Account under
                                         the Investment Company Act of 1940, as
                                         amended, if registration is no longer
                                         required; and
                                  .     Change the name of the Separate Account.

                                We also have the right to close any division of the Separate Account or any other investment option.

                                Subject to applicable law, we have the right to change the investment policy of any division of the Separate Account.

                                We have the right to operate the Separate
                                Account as a managed investment company under the Investment Company Act of 1940 or in any other form permitted by law.

Accumulation Units              Accumulation units are used to measure the
                                variable account value of this policy. The value of a unit is determined as of the Valuation Time on each Valuation Date for valuation of the Separate Account. The value of any unit can vary from Valuation Date to Valuation Date. That value reflects the investment performance of the division of the Separate Account applicable to that unit.

Purchase And Sale Of            Accumulation units will be purchased or sold at
Accumulation Units              the unit value as of the Valuation Time on the
                                Valuation Date of purchase or sale. Accumulation unit value is discussed in Part 7.

                                Example:     The amount applied is $550. The
                                             date of purchase is June 10, 19X4.
                                             The accumulation unit value on that
                                             date is $10. The number of units
                                             purchased would be 55 ($550 divided
                                             by $10 = 55). If, instead, the unit
                                             value was $11, then the amount
                                             applied would purchase 50 units
                                             ($550 divided by $11 = 50).

                                If we receive a premium or a written request that causes Us to purchase or sell accumulation units, and we receive that premium or request before the Valuation Time on a Valuation Date, accumulation units will be purchased or sold as of that Valuation Date. Otherwise, accumulation units will be purchased or sold as of the next following Valuation Date.

                                At the Owner's request, we will purchase or sell accumulation units as of a later Valuation Date.

                                In no case will accumulation units be purchased before the Register Date.

Account Value Of Policy         The account value of this policy on any date is
                                the variable account value of this policy plus the account value of the Guaranteed Principal
                                Account of this policy, both determined as of that date.

Variable Account Value Of       The variable account value of this policy
Policy                          reflects:

                                  .     The Net Premiums allocated to the
                                         Separate Account for this policy;
                                  .     Any amounts transferred to the Separate
                                         Account for this policy from the
                                        Guaranteed Principal Account;
                                  .     Any amounts transferred and withdrawn
                                         from the Separate Account for this
                                         policy;
                                  .     Any monthly charges deducted from the
                                         Separate Account for this policy; and
                                  .     The net investment experience of the
                                         Separate Account for this policy.

                              Net Premiums, transfers, withdrawals, and monthly deductions are all reflected in the variable account value through the purchase or sale of accumulation units. The net investment experience is reflected in the value of the accumulation units. Net Premiums and monthly deductions are discussed in this Part. Transfers and withdrawals are discussed in Part 4.

                              The value of this policy's accumulation units in a division of the Separate Account is equal to the accumulation unit value in that division on the date the value is determined, multiplied by the number of those units in that division. How accumulation unit values are determined is discussed in Part 7.

                              The variable account value of this policy on any date is the total of the values of this policy's accumulation units in each division of the Separate Account.

The Guaranteed Principal      The Guaranteed Principal Account is part of our
Account                       general investment account. It has no connection
                              with, and does not depend on, the investment performance of the Separate Account.

                              We have the right to establish additional guaranteed principal accounts from time to time.

Interest On Account Value     The account value of the Guaranteed Principal
Of The Guaranteed Principal   Account of this policy earns interest at a rate
Account                       not less than the minimum annual interest rate
                              for the Guaranteed Principal Account shown in the Basis Of Computation section on the Schedule
                              Page. Interest is earned daily.

                              For any account value of Guaranteed Principal Account equal to any policy loan, the interest rate we use will be the daily equivalent of the greater of:

                                .   The minimum annual rate; and
                                .   The annual loan interest rate in effect
                                     on the preceding Monthly Calculation
                                    Date less not more than [3.00%].

                              For any account value of Guaranteed Principal Account in excess of an amount equal to any policy loan, the interest rate we use will be the daily equivalent of the greater of:

                                .   The minimum annual rate; and
                                .   An alternate annual rate established by
                                     Us.

Monthly Charges               Monthly Charges will be deducted from the
                              account value of this policy. The charges are due on each Monthly Calculation Date.

                              The charges will be taken from the divisions of the Separate Account and from the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding outstanding policy loans). For each Monthly Calculation Date, deductions will be made, and values will be determined, on the Valuation Date which is on, or next follows, the latest of:

                                .   The Register Date;
                                .   The Monthly Calculation Date; or
                                .   The date We receive the amount of
                                     premium needed to prevent termination in accordance with the Grace Period And Termination provision in this Part.

                              Deductions from the Separate Account are made by selling accumulation units at their value on the Valuation Date determined above.

                              We assess monthly charges of four types:

                              1. Administrative Charge. The amount of this charge will be determined by Us. In no case, however, will it be greater than the maximum charge shown in the Other Information section of the Schedule Page.

                              2.    Face Amount Charge. The amount of this
                                    charge is shown in the Other Information section of the Schedule Page. The charge is based on the greater of the initial Selected Face Amount, or the First Premium multiplied by the applicable Minimum Face Amount Percentage as shown on the Schedule Page. This charge will not be based on an amount greater than $10 million dollars.

                              3.    Mortality Charge. The maximum monthly
                                    mortality charges for each $1,000 of
                                    insurance which requires a charge are shown in the Table Of Maximum Monthly Mortality Charges.

                                    We may charge less than the maximum charges shown in the Table. Any change in these charges will apply to all policies in the same class as this policy. The amount of insurance which requires a charge is determined as follows. This computation is made as of the date the charge is due. All amounts are computed as of that date.

                                    a.   We compute the account value after all
                                         additions and deductions other than the
                                         deduction of the mortality charge.

                                    b.   We determine the amount of benefit
                                         under the Death Benefit Option in
                                         effect (as discussed in the Death
                                         Benefit Options provision in Part 5).
                                         The Minimum Face Amount used here is
                                         based on the account value computed in
                                         (a) above plus the refund of any Sales
                                         Load that may apply.

                                    c.   We divide the amount of benefit
                                         determined in (b) above by 1 plus the
                                         monthly equivalent (expressed as a
                                         decimal fraction) of the minimum annual
                                         interest rate for the Guaranteed
                                         Principal Account shown in the Basis Of
                                         Computation section on the Schedule
                                         Page.

                                    d.   We subtract the account value computed
                                         in (a) above from the amount determined
                                         in (c) above. The result is the amount
                                         of insurance which requires a charge.

                              4. Rider Charge. The monthly charges for any rider are shown in a table of charges for that rider.

Grace Period And Termination  This policy may terminate without value if its account value less any policy debt on a Monthly Calculation Date cannot cover the monthly charges due and the Safety Test is not met on that Date. However, We allow a grace period for payment of the amount of premium (not less than $100) needed to avoid termination.

                              The grace period begins on the date the monthly charges are due. It ends 61 days after the date or if later, 31 days after we mail a written notice to the Owner and to any assignee shown in our records at their last known addresses. This notice will state the amount of premium needed to avoid termination.

                              During the grace period, this policy will remain in force. If the insured dies during the grace period, any unpaid premium amount needed to avoid termination will be deducted from the death benefit (see the Amount of Death Benefit provision in Part 5). This policy will terminate without value if we do not receive payment of the required amount by the end of the grace period.

                              While there is a loan outstanding on this policy, our right to terminate this policy under the terms of the Policy Debt Limit provision (See Part 4) applies in addition to our right under this provision.

                              If the account value less policy debt on a Monthly Calculation Date cannot cover the monthly charges due, but the Safety Test is met on the Monthly Calculation Date, then the account value will be reduced to zero and all monthly charges due and unpaid will be deducted from your next premium payment.

Safety Test                   The Safety Test is met on any given Monthly
                              Calculation Date provided that the sum of premiums paid, less any amounts withdrawn, less any rider charges if applicable, equals or exceeds the sum of the Monthly Safety Test
                              Premiums on that Monthly Calculation Date and all prior Monthly Calculation Dates during the Safety Test Period. The Safety Test only applies during the Safety Test Period, which starts on the Policy Date and expires on the date shown on the Schedule Page.

                              During the period in which the Safety Test is met, this policy will remain in force even if there is insufficient account value to cover the monthly charges provided that:

                                .  Death Benefit Option 2 or 3 is never
                                    elected; and
                                .  The Insured is not in a substandard
                                    rating class.

                              If the sum of the premiums paid does not equal or exceed the Safety Test Premium on any given Monthly Calculation Date, this Safety Test provision will expire 31 days after We mail written notice to the Owner and to any assignee shown in our records at their last known addresses. This notice will state the amount of premium needed to prevent termination of the Safety Test.

                              If the premium payment is not received within 31 days, the Safety Test terminates and cannot be reinstated.

                              Even if the Safety Test is met, this policy will terminate if Policy Debt exceeds the account value. See "Borrowing On This Policy" in Part 4 for a discussion of policy debt.

                              In accumulating premiums paid, We exclude any premium amounts refunded under the Right to Refund Premiums provision in Part 2. Also, We assume in this test that Safety Test Premiums are calculated from each Monthly Calculation Date.

                              Example: On the 6th Monthly Calculation Date, the monthly charges are $100, but the account value (during the first 10 Policy Years, the account value before the deduction for monthly charges, less any outstanding policy debt) is only $95. There is no policy debt. The policy is in the Safety Period, and the Monthly Safety Test Premium is calculated to be $25. Premium payments of $35 were made on each Monthly Calculation Date including the current one. There were no withdrawals. In this case, the Safety Test is met. We deduct the $95 in monthly charges which reduces your account value to zero, the remaining $5 in charges will be deducted on the date of your next premium payment.


                                            Part 4. Life Benefits

                              A life insurance policy provides a death benefit if the Insured dies while this policy is in force. There are also rights and benefits that are available before the Insured dies. These "Life Benefits" are discussed in this Part.

                              Policy Ownership

Rights Of Owner               While the Insured is living, the Owner may
                              exercise all rights given by this policy or allowed by Us. These rights include assigning this policy, changing Beneficiaries, changing
                              Ownership, taking advantage of all policy benefits and exercising all policy options.

                              The consent of any Irrevocable Beneficiary is needed to exercise any policy right except:

                                .  The right to exercise dividend rights;
                                    and
                                .  The right to reinstate this policy after
                                    termination.

Assigning This Policy         This policy may be assigned. But for any
                              assignment to be binding on Us, we must receive a signed copy of it at our Home Office in a form satisfactory to Us. We will not be responsible for the validity of any assignment.

                              Once we receive a signed satisfactory copy, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any policy debt. See "Borrowing On This Policy" in this Part for a discussion of policy debt.

Changing The Owner Or         The Owner or Beneficiary may be changed during
Beneficiary                   the Insured's lifetime. We do not limit the
                              number of changes that may be made. To make a change, a written request satisfactory to Us must be received at our Home Office. The change will take effect as of the date the request is signed, even if the Insured dies before we receive it. Each change will be subject to any payment we made or other action we took before receiving the request.

Transfers Of Values           Transfers of values are subject to the
                              limitations stated on the Schedule Page. Subject to those limitations, transfers may be made upon written direction satisfactory to Us received at our Home Office. These transfers are:

                                . Transfers of values between divisions of the Separate Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to purchase units in any other division.
                                .  Transfers of values from one or more
                                   divisions of the Separate Account to the Guaranteed Principal Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to the Guaranteed Principal Account.
                                .  Transfers of values from the Guaranteed
                                   Principal Account to one or more divisions of the Separate Account. These transfers will be made by applying all or part of the value in the Guaranteed Principal Account to purchase accumulation units in one or more divisions of the Separate Account.

                              Transfers will be as of the Valuation Date specified in the Purchase And Sale Of Accumulation Units provision in Part 3. All transfers made on one Valuation Date will be considered one transfer.

                              This Policy's Share In Dividends

                              This policy is participating, which means it may
Policy Is Participating       share in any dividends we pay.

                               Each year we determine how much money can be paid as dividends. This is called divisible surplus. We then determine how much of this divisible surplus is to be allocated to this policy. This determination is based on this policy's contribution to divisible surplus. Since we do not expect this policy to contribute to divisible surplus, we do not expect that any of that surplus will be available for allocation to this policy. If any dividends are allocated to this policy, they will be payable on Policy Anniversary Dates.

How Dividends May be Used      Dividends may be used in a number of ways. These
                               are called dividend options. A dividend option may be elected in the application. It may be changed at a later time. Although we do not expect that any dividends will be payable on this policy, there are four basic dividend options.

                                  Cash - Dividends will be paid in cash.

                                  Dividend Accumulations - Dividends will be added to the account value. Dividends will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account as directed for Net Premiums.

                                  Paid-Up Additions - Dividends will be used to buy additional level paid-up insurance.

                                  Reduce Monthly Deductions - Dividends will be used to reduce the monthly deductions we make from the account value to pay the monthly charges.

                               Dividends will be applied as paid-up additions if no option is elected.

Dividend After Death           If the Insured dies after the first Policy Year,
                               the death benefit will include a pro rata share of any dividend allocated to this policy for the Year death occurs.

                               Surrendering This Policy And Making Withdrawals

Right To Surrender             This policy may be surrendered for its Cash
                               Surrender Value at any time while the Insured is living. Surrender will be effective on the date we receive this policy and a written surrender request satisfactory to Us at our Home Office. A later effective date may be elected in the surrender request.

Cash Surrender Value           The Cash Surrender Value is equal to the account
                               value less any policy debt. If this policy is surrendered within the first two Policy Years, a portion of the Sales Load will be refunded to the Owner as part of the Cash Surrender Value.
                               The amount of the Sales Load refund is shown on the Schedule Page.

Making Withdrawals            While the Insured is living, withdrawals may be
                              made on any Monthly Calculation Date after six months from the Policy Date. The request for a withdrawal must be in writing and satisfactory to Us. It must state the Account (or Accounts) from which the withdrawal will be made. For any withdrawal from the Separate Account, the request must also state the division (or divisions) from which the withdrawal will be made. If the Owner does not indicate otherwise, we will withdraw the amount in proportion to the values in this policy in each division of the Separate Account and in the Guaranteed Principal
                              Account (excluding any outstanding policy loans on the date of the withdrawal).

                              The amount of a withdrawal includes the
                              withdrawal charge that applies. Withdrawals from the Guaranteed Principal Account will be made by reducing the value in that Account to provide the amount of the withdrawal. Withdrawals from a division (or divisions) of the Separate Account will be made by selling a sufficient number of accumulation units to provide the amount of the withdrawal. Each withdrawal will be subject to the following rules:

                                .       The minimum amount of a withdrawal is
                                        $100.
                                . A withdrawal charge of 2% of the amount withdrawn, but not more than $25, will be deducted from the amount of the withdrawal.
                                .       The amount of a withdrawal can never
                                        exceed the Account Value less any policy debt of this policy, less an amount equal to 12 multiplied by the most recent monthly charge made for this policy.

                              Unless we receive evidence of insurability satisfactory to Us, the Selected Face Amount will be reduced upon withdrawal as needed to prevent an increase in the amount of insurance that requires a charge.

                              Example: You make a withdrawal without furnishing Us satisfactory evidence of insurability. Just before the withdrawal, your policy has a Selected Face Amount of $50,000 and an account value of $20,000. The Minimum Face Amount Percentage for the current Policy Year is 200%. Under Death Benefit Option #1, the amount of insurance which requires a charge is $50,000 minus $20,000, or $30,000. If you make a withdrawal of $5,000, the account value
                                        would be reduced to $15,000. The amount
                                        of insurance which requires a charge
                                        would otherwise be increased to $35,000
                                        ($50,000 - $15,000). However, the
                                        Selected Face Amount will be reduced
                                        instead to $45,000 and the amount of
                                        insurance which requires a charge will
                                        remain at $30,000. (For simplicity, in
                                        this example the minimum annual interest rate is assumed to be zero.)

How We Pay                     Any withdrawal made will be paid in one sum.
                               However, if the entire policy is surrendered, the Cash Surrender Value may be paid in one sum, or it may be applied under any payment option elected. See Part 6.

                               We may delay paying any surrender or withdrawal value from the Guaranteed Principal Account for up to six months from the date the request (and this policy, if needed) is received at our Home Office.

                               We may delay paying any surrender or withdrawal value from the Separate Account during any period that:

                                .       The New York Stock Exchange (or its
                                        successor) is closed, except for normal
                                        weekend or holiday closings, or trading
                                        is restricted; or
                                . The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or
                                . The Securities and Exchange Commission (or its successor) permits Us to delay payment.

                               We will add interest to the surrender or withdrawal value payment if:

                                . The payment is delayed for more than ten working days from the effective date of surrender or withdrawal; and
                                . The reason for the delay is other than a reason stated in the third paragraph of this provision; and
                                .       The amount of such interest is at least
                                        $25.

                              If interest is added, the amount of interest will be the same as would be paid under Option D for the same period of time. See Part 6 for a description of Option D.

                              Borrowing On This Policy

Right To Make Loans           Loans can be made on this policy at any time
                              while the Insured is living. However, this policy must be properly assigned to Us before the loan is made. No other collateral is needed.
                              We refer to all outstanding loans plus accrued interest as "policy debt."

Effect Of Loan                A loan is attributed to each division of the
                              Separate Account and to the Guaranteed Principal
                              Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding any outstanding policy loans) on the date at the time of the loan. The amount of the loan attributed to each division of the Separate
                              Account will be transferred to the Guaranteed
                              Principal Account. Any such transfer is made by selling accumulation units in the division and applying the value of those units to the Guaranteed Principal Account on the date the loan is made. Any interest added to the loan will be treated as a new loan under this provision.

                              The amount equal to any outstanding policy loans will be held in the Guaranteed Principal Account, and will earn interest as described in the Interest On Account Value Of The Guaranteed Principal Account provision.

Maximum Loan Available          There is a maximum amount that can be borrowed.
                                It is the account value on the date the loan is
                                to be made reduced by:

                                  .     Any outstanding policy debt; and
                                  .     Interest on the loan being made and on
                                        any outstanding policy debt to the next
                                        Policy Anniversary Date; and
                                  .     An amount equal to the most recent
                                        monthly charge made for this policy,
                                        multiplied by the number of Monthly
                                        Calculation Dates from the date the loan is made to and including the next Policy
                                        Anniversary Date.

                                Interest The interest rate on any loan is 6% per year. Interest is not due in advance. This interest accrues (builds up) each day and becomes part of this policy debt as it accrues.

                                Interest is due on each Policy Anniversary Date. If interest is not paid when due, it will be added to the loan and will bear interest at the rate payable on the loan.

                                Example:    You have a loan of $1,000. The
                                            interest due on this policy
                                            Anniversary Date is $60. If it is
                                            not paid on that date, we will add
                                            it to the existing loan. The loan
                                            will then be $1,060 and interest
                                            will be charged on this amount from
                                            then on.

Policy Debt Limit               Policy debt (which includes accrued interest)
                                may not exceed the account value. If this limit is reached, we can terminate this policy, even if the Safety Test is satisfied. To terminate for this reason we must mail written notice to the Owner and any assignee shown on our records at their last known addresses. This notice will state an amount that will bring this policy debt back within the limit. If we do not receive payment within 31 days after the date we mailed the notice, this policy will terminate without value at the end of those 31 days.

Repayment Of Policy Debt        All or part of any policy debt may be repaid at
                                any time while this policy is in force and the Insured is living.

                                Any repayment of policy debt will result in the transfer of values equal to the repayment out of the Guaranteed Principal Account and the application of those values to each division of the Separate Account and to the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding any outstanding policy loans) at the time of the repayment.

Other Borrowing Rules           We may delay the granting of any loan
                                attributable to the Guaranteed Principal Account for up to six months.

                                We may delay the granting of any loan
                                attributable to the Separate Account during any period that:

                                  .     The New York Stock Exchange (or its
                                        successor) is closed, except for normal
                                        weekend or holiday closings, or trading
                                        is restricted; or
                                  .     The Securities and Exchange Commission
                                        (or its successor) determines that a
                                        state of emergency exists; or
                                  .     The Securities and Exchange Commission
                                        (or its successor) permits Us to delay
                                        payment.

                                Reinstating This Policy

When Reinstatement Can Be       After this policy has terminated, it may be
Made                            reinstated - that is, put back in force.
                                However, this policy cannot be reinstated if it has been surrendered for its Cash Surrender
                                Value. Reinstatement must be made within five years after the date of termination and during the Insured's lifetime.

Requirements To Reinstate       Evidence of insurability satisfactory to Us is
                                required to reinstate. A premium is also required as a cost to reinstate. That premium must be no less than the amount necessary to produce an account value equal to three times the monthly charges due on the Monthly
                                Calculation Date which is on, or next follows, the date of reinstatement.


                                Change In The Selected Face Amount

Increases In The Selected       While this policy is in force, the Selected Face
Face Amount                     Amount may be increased upon written
                                application. Evidence of insurability,
                                satisfactory to Us, may be required for each increase. Any increase must be at least for the amount shown on the Schedule Page.

                                Any increase in the Selected Face Amount will be effective on the Monthly Calculation Date which is on, or next follows, the later of:

                                  . The date 15 days after a written request for such change has been received and approved by Us; or
                                  .     The requested effective date of the
                                        change.

                                Mortality charges for each increase are
                                determined and deducted from the account value in accordance with the Monthly Charges provision. These charges will be deducted from the account value beginning on the effective date of the increase.

Limitations On Increases        No increase in the Selected Face Amount can
                                become effective:

                                  .     Within six months after the Policy Date;
                                        or
                                  .     Within six months after any previous
                                        increase; or
                                  .     After the Policy Anniversary Date
                                        nearest the Insured's 85th birthday.

Evidence Of Increases           If the Selected Face Amount is increased we will
                                send a copy of the application for the increase and an amended Schedule Page reflecting that increase. We will also send any updates to the Tables pages that may be required. However, we have the right to require that this policy be sent to Us so that the increase can be made.

Decreases in the                While this policy is in force, the Selected Face
Selected Face Amount            Amount may be decreased upon written application
                                satisfactory to Us. The resulting Selected Face
                                Amount after decrease must be at least $50,000.

                                Any requested decrease in the Selected Face
                                Amount will be effective on the Monthly
                                Calculation Date which is on, or next follows, the later of:

                                  . The date 15 days after a written request for such change has been received and approved by Us; or
                                  .     The requested effective date of the
                                        change

                                A requested decrease in the Selected Face Amount is allowed only once per Policy Year.

                                Right To Transfer This Policy To A Substitute Insured

Transferring This Policy        This policy may be transferred to the life of a
                                substitute insured. Transfer will be effective on the Transfer Date discussed in the next provision. Transfer will be subject to the following conditions.

                                  .     This policy must be in force on the
                                        Transfer Date;
                                  .     A written application for the transfer
                                        and payment of any required cost to
                                        transfer must be received by Us at our
                                        Home Office;
                                  .     Evidence of insurability of the
                                        substitute insured, satisfactory to Us,
                                        will be required;
                                  .     The substitute insured must not have
                                        been under 20 years of age on the
                                        birthday nearest the Policy Date of this policy;
                                  . The substitute insured must not be over 65 years of age on the birthday nearest the Transfer Date; and
                                  .     The Owner of this policy after it has
                                        been transferred must have an insurable
                                        interest in the life of the substitute
                                        insured.

                                After transfer, the Policy Date will be the same as it was before transfer.

Transfer Date                   The Transfer Date will be the Policy Anniversary
                                Date which is on, or next follows, the later of:

                                  . The date we approve the application for transfer; and
                                  .     The date any required cost to transfer
                                        is paid.

                                The insurance on the previous insured will continue to, but not including, the Transfer Date. The insurance on the substitute insured will take effect on the Transfer Date.

                                When this policy has been transferred, it will be modified to show that the contestable and suicide exclusion periods, as they apply to the substitute insured, will be measured from the Transfer Date.

Transfer Method                 The Selected Face Amount for the substitute
                                insured will be determined as for a new Insured under a new policy.

                                Upon transfer, if the amount of insurance that requires a charge is greater than the Selected Face Amount, we will adjust the amount of insurance that requires a charge to equal the Selected Face Amount by refunding a portion of the account value.

                                The account value immediately after transfer will be equal to:

                                  .     The account value immediately before
                                        transfer; plus
                                  .     Any Net Premium necessary to make the
                                        Cash Surrender Value, immediately before the monthly charges are deducted on the Transfer Date, at least 12 times the monthly charges; minus
                                  .     Any amount which must be refunded as
                                        discussed in the second paragraph of
                                        this provision; minus
                                  .     The monthly charges deducted on the
                                        Transfer Date.

                                Any charges we deduct on or after the transfer will be based on the life of the substitute insured.

Cost To Transfer                The cost to transfer is the sum of:

                                  .     An administrative fee of $75; and
                                  .     Any premium necessary to effect the
                                        transfer method described above; and
                                  .     Any excess policy debt as discussed in
                                        the Policy Debt After Transfer
                                        provision.

Policy Debt After Transfer      Any policy debt on the Transfer Date will, if
                                not repaid at that time, remain after transfer.
                                However, if the amount of that debt is more than the maximum loan available after transfer, the excess must be repaid on or before the Transfer
                                Date.

Assignment Upon Transfer        Any assignment of this policy which is in effect
                                on the Transfer Date will continue to apply after that Date.

                                Reports To Owner

Annual Report                   Each year, within 30 days after the Policy
                                Anniversary Date, we will mail a report to the Owner. There will be no charge for this report.
                                This report will show the account value at the beginning of the previous Policy Year and all premiums paid during that Year. It will also show the additions to, and deductions from, the account value during that Year, and the account value, death benefit, Cash Surrender Value, and policy debt as of the last Policy Anniversary
                                Date.

                                This report will also include any additional information required by applicable law or regulation.

Illustrative Report             In addition to the annual report, we will, upon
                                request after the first Policy Year, send an illustrative report of projected values to the Owner. We will not charge a fee for providing an illustrative report on an annual basis. However, if the Owner requests illustrative reports more frequently, we may charge a reasonable fee, but only for those additional reports.


                                          Part 5. The Death Benefit

Amount Of Death Benefit         The death benefit is the amount of money we will
                                pay when we receive due proof at our Home Office that the Insured died while this policy was in force. We discuss the death benefit in this Part.

                                If the Insured dies while this policy is in force, the death benefit will be the amount of benefit provided by the Death Benefit Option in effect on the date of death, with these adjustments:

                                  .     We add the part of any monthly charge
                                        that applies to a period beyond the date
                                        of death; and
                                  .     We deduct:
                                  .     Any policy debt outstanding on the date
                                        of death; and
                                  .     Any unpaid monthly charges to the date
                                        of death.

Death Benefit Options           Three Death Benefit Options, described below,
                                are available under this policy. The Death
                                Benefit Option is shown on the Schedule Page and the Selected Face Amount is shown in the Table of Selected Face Amounts. The Minimum Face
                                Amount is discussed in the next provision.

                                Death Benefit Option #1 - Under this Option, the amount of benefit is the greater of:

                                  .     The Selected Face Amount in effect on
                                        the date of death; or
                                  . The Minimum Face Amount in effect on the date of death.

                                Death Benefit Option #2 - Under this Option, the amount of benefit is the greater of:

                                  .     The Selected Face Amount in effect on
                                        the date of death plus the account value on the date of death; or
                                  . The Minimum Face Amount in effect on the date of death.

                                Death Benefit Option #3 - Under this Option, the amount of benefit is the greater of:

                                . The Selected Face Amount in effect on the date of death plus the sum of all premiums paid (and not refunded under the Right To Refund Premiums provision in Part 2), less any withdrawals to that date; or
                                . The Selected Face Amount in effect on the date of death; or
                                . The Minimum Face Amount in effect on the date of death.


Minimum Face Amount             In order to qualify as life insurance under the
                                federal tax laws in effect on the Issue Date, this policy has a Minimum Face Amount. The
                                Minimum Face Amount on any date is a percentage of the account value, plus a refund of Sales
                                Loads, if applicable, on that date. The
                                percentage for each Policy Year is shown in the Table Of Minimum Face Amount Percentages in this policy.

                                Example: The Minimum Face Amount is determined
                                         on June 10, 19X1. The account value on
                                         that date is $50,000. The last Policy
                                         Anniversary Date was May 2, 19X1. If
                                         the applicable Minimum Face Amount
                                         Percentage for the Policy Year
                                         beginning May 2, 19X1 is 260%, then the
                                         Minimum Face Amount is 260% of $50,000,
                                         or $130,000.

Changes In The Death Benefit    While this policy is in force, the Death Benefit
Option                          Option may be changed upon written request. We
                                may require a written application and evidence of insurability satisfactory to Us for any Death
                                Benefit Option change.

                                Any change in the Death Benefit Option will take effect on the Policy Anniversary Date on or next following the later of:

                                  . The date 15 days after a written request for such change has been received and approved by Us; or
                                  .     The requested effective date of the
                                        change.

                                If the Death Benefit Option or the Selected Face Amount is changed, we will send the Owner any revised or additional Schedules Pages for attachment to this policy.

When We Pay                     The death benefit will be paid within seven days
                                after the date we receive due proof of the Insured's death, and any other requirements necessary for Us to make payment, at our Home
                                Office. However, we may delay payment of the death benefit during any period that:

                                  .     The New York Stock Exchange (or its
                                        successor) is closed, except for normal
                                        weekend or holiday closings, or trading
                                        is restricted; or
                                  .     The Securities and Exchange Commission
                                        (or its successor) determines that a
                                        state of emergency exists; or
                                  .     The Securities and Exchange Commission
                                        (or its successor) permits Us to delay
                                        payment.

Interest On Death Benefit       If the death benefit is paid in one sum, we will
                                add interest from the date of death to the date of payment. The amount of interest will be the same as would be paid under Option D of the payment options for that period of time but not less than that required by law. See Part 6 for a description of Option D.

                                If the death benefit is applied under a payment option, interest will be paid from the date of death to the effective date of that option. It will be paid in one sum to the Beneficiary living on that effective date. The amount of interest will be the same as would be paid under Option D for that period of time but not less than that required by law.


                                           Part 6. Payment Options

                                These are Optional Methods of Settlement. They provide alternate ways in which payment can be made.

                                Upon death or full surrender, all or part of the
Availability Of Options         death benefit or Cash Surrender Value may be
                                applied under any payment option. If this policy is assigned, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any payment option.

Minimum Amounts                 If the amount to be applied under any option for
                                any one person is less than $2,000, we may pay
                                that amount in one sum instead. If the payments
                                under any option come to less than $20 each, we
                                have the right to make payments at less frequent
                                intervals.
Description Of Options          Our payment options are described below. Any
                                other payment option agreed to by Us may be elected. The payment options are described in terms of monthly payments. Annual, semiannual, or quarterly payments may be requested instead.
                                The amount of these payments will be determined in a way which is consistent with monthly payments and will be quoted on request.

                                If the Schedule Page shows that this policy was issued on a unisex rate basis, the female rates shown in the Option C, E and F Tables apply in all cases. The male rates in those tables do not apply to unisex rate policies.

Option A Fixed Amount Payment Option. Each monthly payment will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate determined by Us, but not less than the equivalent of 3% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.


Option B Fixed Time Payment Option. Equal monthly payments will be made for any period selected, up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates we are using when the first payment is due. The rate of any payment will not be less than shown in the Option B Table.

--------------------------------------------------------------------------------

                                   Option B Table
               Minimum Monthly Payment Rates For Each $1,000 Applied

      Years            Monthly Payment         Monthly Payment           Years
      -----            ---------------         ---------------           -----

        1                  $84.47                     16                 $6.53
        2                   42.86                     17                  6.23
        3                   28.99                     18                  5.96
        4                   22.06                     19                  5.73
        5                   17.91                     20                  5.51

        6                   15.14                     21                  5.32
        7                   13.16                     22                  5.15
        8                   11.68                     23                  4.99
        9                   10.53                     24                  4.84
       10                   9.61                      25                  4.71

       11                   8.86                      26                  4.59
       12                   8.24                      27                  4.47
       13                   7.71                      28                  4.37
       14                   7.26                      29                  4.27
       15                   6.87                      30                  4.18

For quarterly payment, multiply the monthly payment by 2.993.  For
Semiannual payment, multiply the monthly payment by 5.963. For annual payment, multiply by 11.839.
--------------------------------------------------------------------------------

Option C Lifetime Payment Option. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person. The three variations are:

                               (1) Payments for life only. No specific number of payments is guaranteed. Payments stop when the named person dies.

                               (2) Payments guaranteed for amount applied. Payments stop when they equal the amount applied or when the named person dies, whichever is later.

                               (3) Payments guaranteed for 5, 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

                               The Option C Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

--------------------------------------------------------------------------------
                                 Option C Table
              Minimum Monthly Payment Rates For Each $1,000 Applied

                         Payments            Payments Guaranteed For
         Age*            For Life      Amount       5          10        20
    Male    Female        Only        Applied     Years      Years     Years

     35        40        $3.30         $3.25      $3.29      $3.28     $3.27
     40        45         3.47          3.41       3.46       3.45      3.43
     45        50         3.69          3.60       3.68       3.67      3.62
     50        55         3.96          3.83       3.95       3.93      3.85
     55        60         4.31          4.13       4.30       4.27      4.14

     60        65         4.77          4.49       4.75       4.70      4.44
     65        70         5.41          4.96       5.38       5.26      4.77
     70        75         6.30          5.56       6.21       5.96      5.07
     75        80         7.50          6.31       7.30       6.77      5.30
     80        85         9.16          7.29       8.72       7.64      5.43

     85                  11.48          8.54      10.46       8.44      5.49

   *  Age on birthday nearest due date of the first payment.
      Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.
--------------------------------------------------------------------------------

Option D Interest Payment Option. We will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by Us. This rate will be not less than the equivalent of 3% per year.

Option E Joint Lifetime Payment Option. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, the same payment will continue for the lifetime of the other. The two variations are:

                               (1) Payments for two lives only. No specific number of payments is guaranteed. Payments stop when both named persons have died.

                               (2) Payments guaranteed for 10 years. Payments stop at the end of 10 years, or when both named persons have died, whichever is later.

                               The Option E Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

--------------------------------------------------------------------------------
                                 Option E Table
              Minimum Monthly Payment Rates For Each $1,000 Applied

                           Payments For Two Lives Only

                  M50        M55       M60         M65      M70        M75
        Age* F55  F60        F65       F70         F75      F80
   M         F
   50       55  $3.53      $3.64     $3.72       $3.80    $3.85      $3.89
   55       60   3.64       3.78      3.91        4.03     4.12       4.18
   60       65   3.72       3.91      4.10        4.27     4.42       4.54
   65       70   3.80       4.03      4.27        4.52     4.76       4.97
   70       75   3.85       4.12      4.42        4.76     5.11       5.44

   75       80   3.89       4.18      4.54        4.97     5.44       5.92
   80       85   3.91       4.23      4.63        5.12     5.71       6.36

                         Payments Guaranteed For 10 Years

                  M50        M55       M60         M65      M70        M75
        Age* F55  F60        F65       F70         F75      F80
   M         F
   50       55  $3.52      $3.63     $3.71       $3.79    $3.84      $3.88
   55       60   3.63       3.77      3.90        4.02     4.11       4.17
   60       65   3.71       3.90      4.09        4.26     4.41       4.53
   65       70   3.79       4.02      4.26        4.51     4.75       4.94
   70       75   3.84       4.11      4.41        4.75     5.08       5.38

   75       80   3.88       4.17      4.53        4.94     5.38       5.82
   80       85   3.90       4.22      4.61        5.08     5.62       6.19

  * Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.
--------------------------------------------------------------------------------

Option F Joint Lifetime Payment Option With Reduced Payments. Monthly payments are based on the lives of two named persons. Payments will continue while both are living. When one dies, payments are reduced by one-third and will continue for the lifetime of the other. Payments stop when both persons have died.

                                The Option F Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

--------------------------------------------------------------------------------
                                 Option F Table
              Minimum Monthly Payment Rates For Each $1,000 Applied

                      M50        M55       M60         M65      M70        M75
           Age*       F55        F60       F65         F70      F75        F80
       M         F
       50       55  $3.80      $3.94     $4.10       $4.28    $4.47      $4.66
       55       60   3.94       4.11      4.30        4.51     4.73       4.96
       60       65   4.10       4.30      4.52        4.77     5.05       5.33
       65       70   4.28       4.51      4.77        5.08     5.42       5.77
       70       75   4.47       4.73      5.05        5.42     5.85       6.30

       75       80   4.66       4.96      5.33        5.77     6.30       6.88
       80       85   4.86       5.19      5.61        6.13     6.77       7.51

    * Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

--------------------------------------------------------------------------------

Electing A Payment Option       To elect any option, we require that a written
                                request, satisfactory to Us, be received at our Home Office. The Owner may elect an option during the Insured's lifetime. If the death benefit is payable in one sum when the Insured dies, the Beneficiary may elect an option with our consent. Options for any amount payable to an association, corporation, partnership or fiduciary are available with our consent.
                                However, a corporation or partnership may apply any amount payable to it under Option C, E, or F if the option payments are based on the life or lives of the Insured, the Insured's spouse, any child of the Insured, or any other person agreed to by Us.

Effective Date And Payment      The effective date of an option is the date the
Dates                           amount is applied under that option. For a death
                                benefit, this is the date that due proof of the Insured's death is received at our Home Office.
                                For the Cash Surrender Value, it is the
                                effective date of surrender.

                                The first payment is due on the effective date, except the first payment under Option D is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

                                Example: Monthly payments of $100 are being made to your son on the 1st of each month. He dies on the 10th. No part payment is due to your son or his estate for the period between the 1st and the 10th.

Withdrawals And                 If provided in the payment option election, all
Changes                         or part of the unpaid balance under Options A or
                                D may be withdrawn or applied under any other option changes.

                                If the Cash Surrender Value is applied under Option A or D, we may delay payment of any withdrawal for up to six months. Interest at the rate in effect for Option D during this period will be paid on the amount withdrawn.

Income Protection               To the extent permitted by law, each option
                                payment and any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them. No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner's written consent is given before the Insured dies. This consent must be received at our Home Office.


                        Part 7. Notes On Our Computations

Net Investment Factor           This Part covers some technical points about
                                this policy.

                                The Net Investment Factor for each division of the Separate Account is determined by dividing A by B and subtracting C where:

                                A equals:

                                  .     the net asset value per share of each
                                        Fund held by a Division for the current
                                        Valuation Period; plus
                                  .     any dividend per share declared on
                                        behalf of such Fund that has an
                                        ex-dividend date within the current
                                        Valuation Period; less
                                  .     the cumulative charge or credit for
                                        taxes reserved which is determined by Us to have resulted from the operation or maintenance of the Division; and

                                B equals:

                                  .     the net asset value per share of the
                                        Fund held by the Division for the
                                        immediately preceding Valuation Period;
                                        and

                                C equals:

                                  . the cumulative unpaid charge for the net investment factor asset charge shown on the Schedule Page of this policy.


Accumulation Unit Value         The value of an accumulation unit in each
                                division was set at $1.000000 on the first
                                Valuation Date selected by Us. The value on any date thereafter is equal to the product of the Net Investment Factor for that division for the Valuation Period which includes that date and the accumulation unit value on the preceding
                                Valuation Date.

                                The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

Adjustments Of Units            We have the right to split or consolidate the
                                number of accumulation

And Values                      units credited to this policy, with a
                                corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable.
                                However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions or investment return of this policy, or on the Owner, Insured, any Beneficiary, any assignee or other person, or on Us.

Basis Of Computation            The Basis Of Computation is the mortality table
                                and interest rate we use to determine:

                                  .     The maximum monthly mortality charges;
                                  .     The minimum annual interest earned on
                                        the fixed account value of this policy;
                                        and
                                  .     The minimum payments under Payment
                                        Options C, E, and F.

                                The Basis Of Computation for the Cash Surrender Values, for the maximum monthly mortality charges, and for the minimum interest earned on the account value of the Guaranteed Principal Account of this policy is shown on the Schedule Page. The mortality table is specified on the Schedule Page.

                                In computing the minimum payments under Payment Options C, E, and F, we use mortality rates from the 1983 Table "A" with Projection G for 30 years and with female rates set back five years. The interest used is at an annual rate of 3%.

Method Of Computing Values      When required by the state where this policy was
                                delivered, we filed a detailed statement of the method we use to compute this policy benefits and values. These benefits and values are not less than those required by the laws of that state.

                                WHERE TO FIND IT

--------------------------------------------------------------------------------

                                                                       Page No.
   The Schedule Page........................................................1
   Table of Maximum Monthly Mortality Charges...............................2
   Table of Minimum Face Amount Percentages.................................3
Part 1. - The Basics of This Policy.........................................4
   The Parties Involved - Owner, Insured, Beneficiary, Irrevocable
      Beneficiary...........................................................4
   Dates - Policy Date, Policy Anniversary Date, Policy Year,
      Issue Date, Paid-up Policy Date, Monthly Calculation Date,
      Valuation Date, Valuation Period, Valuation Time, Register Date.......4
   Safety Test Period.......................................................5
   Monthly Safety Test Premium..............................................5
   Policy Is A Legal Contract...............................................6
   Representations and Contestability.......................................6
   Suicide Exclusion........................................................6
   Misstatement of Age or Gender............................................7
   Meaning Of In Force......................................................7
   Home Office..............................................................7
Part 2. - Premium Payments..................................................8
   The First Premium, Minimum Net First Premium.............................8
   Planned Annual Premiums..................................................8
   Premium Flexibility and Premium Notices..................................8
   Where To Pay Premiums....................................................8
   Right To Refund Premiums.................................................8
Part 3. - Accounts, Values, And Charges.....................................9
   Net Premium, Premium Load................................................9
   Allocation of Net Premiums...............................................9
   The Separate Account....................................................10
   Changes In the Separate Account.........................................10
   Accumulation Units......................................................10
   Purchase and Sale of Accumulation Units.................................11
   Account Value of Policy.................................................11
   Variable Account Value of Policy........................................11
   The Guaranteed Principal Account........................................12
   Interest On Account Value Of The Guaranteed Principal Account...........12
   Monthly Charges.........................................................13
   Grace Period and Termination............................................14
   Safety Test.............................................................14
Part 4. - Life Benefits....................................................15
   Policy Ownership........................................................15
   Rights of Owner.........................................................15
   Assigning This Policy...................................................16
   Changing the Owner or Beneficiary.......................................16
   Transfers Of Values.....................................................16
   This Policy's Share in Dividends........................................16
   Policy Is Participating.................................................16
   How Dividends May Be Used...............................................17
   Dividend After Death....................................................17
   Surrendering This Policy And Making Withdrawals.........................17
   Right To Surrender......................................................17
   Cash Surrender Value....................................................17
   Making Withdrawals......................................................18
   How We Pay..............................................................19
   Borrowing On This Policy................................................19
   Right To Make Loans.....................................................19
   Effect Of Loan..........................................................19
   Maximum Loan Available..................................................20
   Interest................................................................20
   Policy Debt Limit.......................................................20
   Repayment of Policy Debt................................................20
   Other Borrowing Rules...................................................21
   Reinstating This Policy.................................................21
   When Reinstatement Can Be Made..........................................21
   Requirements to Reinstate...............................................21
   Changes In The Selected Face Amount.....................................21
   Increases In The Selected Face Amount...................................21
   Limitations On Increases................................................22
   Evidence Of Increases...................................................22
   Decreases In Selected Face Amount.......................................22
   Right To Transfer This Policy To A Substitute Insured...................22
   Transferring This Policy................................................22
   Transfer Date...........................................................23
   Transfer Method.........................................................23
   Cost To Transfer........................................................23
   Policy Debt After Transfer..............................................23
   Assignment Upon Transfer................................................23
   Reports To Owner........................................................24
   Annual Report...........................................................24
   Illustrative Report.....................................................24
Part 5. - The Death Benefit................................................24
   Amount Of Death Benefit.................................................24
   Death Benefit Options...................................................24
   Minimum Face Amount.....................................................25
   Changes In the Death Benefit Option.....................................25
   When We Pay.............................................................26
   Interest On Death Benefit...............................................26
Part 6. - Payment Options..................................................26
   Availability of Options.................................................26
   Minimum Amounts.........................................................26
   Description of Options..................................................26
   Electing A Payment Option...............................................30
   Effective Date and Payment Dates........................................31
   Withdrawals and Changes.................................................31
   Income Protection.......................................................31
Part 7. - Notes on Our Computations........................................31
   Net Investment Factor...................................................31
   Accumulation Unit Value.................................................32
   Adjustments of Units and Values.........................................32
   Basis of Computation....................................................32
   Method of Computing Values..............................................32

--------------------------------------------------------------------------------
  Any Riders and Endorsements, and a Copy of The Application for The Policy,
                                Follow Page 32.

Massachusetts Mutual Life Insurance Company
Springfield, MA 01111-0001

                      Flexible Premium Variable Adjustable Life Insurance Policy


                      This Policy provides that:

                      Insurance is payable when the Insured dies.
                      Within specified limits, flexible premiums may be paid during the Insured's lifetime. Annual dividends may be paid.


                      Notice of Annual Meeting


                      The Insured is hereby notified that by virtue of this policy he or she is a member of Massachusetts Mutual Life Insurance Company and is entitled to vote either in person or by proxy at any and all meetings of said Company. The annual meetings are held at its Home Office, in Springfield, Massachusetts, on the second Wednesday of April in each year at 2 o'clock p.m.


                                     -35-